Exhibit (h)(9)

CITIZENS FUNDS
230 Commerce Way
Portsmouth, NH 03801

May 19, 2003

BISYS Funds Services Ohio, Inc.
3435 Stelzer Road
Columbus, Ohio 43219-8012

     Re: Citizens Funds – Fund Accounting Agreement

Ladies and Gentlemen:

     This letter serves as notice that Citizens 300 Fund and Citizens Investment Grade Bond Fund (the “Funds”) are added to the list of series to which BISYS Funds Services Ohio, Inc. (“BISYS”) renders services as fund accounting agent pursuant to the terms of the Fund Accounting Agreement dated as of September 29, 2000 (the “Agreement”) between Citizens Funds and BISYS.

     Please sign below to acknowledge your receipt of this notice adding the Funds as a beneficiary under the Agreement.

CITIZENS FUNDS

		By:	Sean P. Driscoll

		Title:	Treasurer

Acknowledgment:

BISYS FUND SERVICES OHIO, INC.

By:	William Tomko

Title:	President

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